EXHIBIT 10.4

VISIONWAVE HOLDINGS, INC.

300 Delaware Ave., Suite 210 #301

Wilmington, DE 19801

February 26, 2026

Matania (Mati) Moskovich HaMiktsoot

Blvd 20 Modi’in-Maccabim-Re’ut, Israel

C.M. Composite Materials Ltd.

21 Ha’reches Blvd.

Modi’in, Israel

Re:	First Amendment to Investment and Share Purchase Agreement dated February 20, 2026 (the “SPA”)

Ladies and Gentlemen:

Reference is made to that certain Investment and Share Purchase Agreement, dated as of February 20, 2026 (the “SPA”), by and among VisionWave Holdings, Inc., a Delaware corporation (“Buyer”), Matania (Mati) Moskovich (the “Seller”), and, solely for purposes of acknowledgment and certain covenants therein, C.M. Composite Materials Ltd., an Israeli limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA.

The parties hereto desire to amend the SPA to add a material condition precedent to Buyer’s obligation to consummate the transactions contemplated by the SPA, and to clarify the strategic purpose and interdependence of the transaction with the proposed joint venture with Belrise Industries Limited, as set forth below. Accordingly, the parties agree as follows:

1.	Addition of New Recital. The SPA is hereby amended by adding the following new recital immediately before the current final WHEREAS clause:

“WHEREAS, the sole purpose for Buyer entering into this Agreement is to facilitate and enable the establishment of a joint venture in India between the Company (and/or FBM) and Belrise Industries Limited (or its affiliate) as contemplated by that certain Memorandum of Understanding dated February 16, 2026 (the “Belrise MOU”); the execution and performance of definitive agreements with Belrise Industries Limited (the “Belrise JV Agreements”) is a critical and indispensable component of the overall transaction contemplated hereby and is essential to Buyer’s strategic rationale for acquiring the Purchased Shares;”

2.	Addition of New Section 2.8 (Condition Precedent – Belrise JV Agreements). The SPA is hereby amended by adding the following new Section 2.8 immediately after Section 2.7:

“2.8 Condition Precedent – Belrise JV Agreements. Buyer’s obligation to consummate the purchase of the Purchased Shares and the other transactions contemplated hereby is expressly conditioned upon the satisfaction (or waiver by Buyer in its sole and absolute discretion) of the following condition precedent (the “Belrise Condition”):

(a) The Company and FBM Composite Materials Ltd. shall have duly executed and delivered binding definitive agreements (the “Belrise JV Agreements”) with Belrise Industries Limited (or its designated affiliate) substantially in the form and on the terms contemplated by the Belrise MOU; and

(b) The Belrise JV Agreements shall be in full force and effect and shall not have been terminated, amended, or modified in any respect materially adverse to the Company or Buyer without the prior written consent of Buyer.

Seller acknowledges and agrees that the Belrise Condition is a material condition to Buyer’s obligations hereunder, that the Belrise JV Agreements are essential to the strategic and economic rationale for this Agreement, and that failure to satisfy (or obtain Buyer’s waiver of) the Belrise Condition shall entitle Buyer to terminate this Agreement pursuant to Section 8.1 without any liability to Seller or the Company.”

3.	Amendment to Section 2.3 (Closing). The first sentence of Section 2.3 of the SPA is hereby amended and restated in its entirety as follows:

“The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures no later than June 30, 2026 (the “Closing Date”), or such later date as may be mutually agreed by the parties in writing, or on such other date as the parties may mutually agree in writing; provided, however, that in no event shall the Closing occur unless and until the Belrise Condition set forth in Section 2.8 has been satisfied (or waived by Buyer in its sole and absolute discretion).”

4.	Amendment to Section 8.1 (Termination Events). Section 8.1 of the SPA is hereby amended by adding the following new clause (g):

“(g) by Buyer, if the Belrise Condition has not been satisfied (or waived by Buyer) on or before March 31, 2026 (the “Belrise Long-Stop Date”); provided that Buyer may not terminate pursuant to this Section 8.1(g) if Buyer is then in material breach of any of its obligations under this Agreement.”

5.	Ratification and Confirmation. Except as expressly amended hereby, the SPA remains in full force and effect in accordance with its terms. This letter agreement constitutes an amendment to the SPA and shall be deemed incorporated into and made a part of the SPA.

6.	Counterparts and Electronic Signatures. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures (including via DocuSign or PDF) shall be deemed originals for all purposes.

Please confirm your agreement to the foregoing by countersigning below. Upon receipt of fully executed counterparts from all parties, this letter shall constitute a binding amendment to the SPA.

Very truly yours,

VISIONWAVE HOLDINGS, INC.

By: /s/ Douglas Davis
Name: Douglas Davis
Title: Executive Chairman and Interim Chief Executive Officer

Agreed and Accepted:

MATANIA (MATI) MOSKOVICH (as Seller and Consenting Party)

/s/ Matania (Mati) Moskovich

Matania (Mati) Moskovich

C.M. COMPOSITE MATERIALS LTD.

By: /s/ Matania (Mati) Moskovich

Name: Matania (Mati) Moskovich

Title: CEO